UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2007

HOKU SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51458	99-0351487
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
Of incorporation)

1075 Opakapaka Street Kapolei, Hawaii		96707
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (808) 682-7800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Supply Agreement with Solarfun Power Hong Kong Limited

On November 19, 2007, Hoku Scientific, Inc., or Hoku Scientific, entered into a supply agreement with Solarfun Power Hong Kong Limited, or Solarfun, a subsidiary of Solarfun Power Holdings Co., Ltd., for the sale and delivery of polysilicon to Solarfun over an eight-year period beginning in July 2009, or the Supply Agreement. Under the Supply Agreement, up to approximately $306 million may be payable to Hoku Scientific during the eight-year period, subject to the acceptance of product deliveries and other conditions. The Supply Agreement provides for the delivery of predetermined volumes of polysilicon by Hoku Scientific and purchase of these volumes by Solarfun each month and each year at set prices from the date of the first shipment in 2009, for a continuous period of eight years.

Under the Supply Agreement, Solarfun paid a cash deposit to Hoku Scientific of $1 million upon signing the agreement, and is required to pay an additional cash deposit of $9 million on or before December 28, 2007, as a prepayment for future product deliveries, and requires that Solarfun pay Hoku Scientific an additional $45 million, as a prepayment for future product deliveries, in increments of $20 million, $20 million, and $5 million on or before September 30, 2008, March 31, 2009, and March 31, 2010, respectively. As security for Solarfun's $45 million prepayment obligation, Solarfun is required to deliver to Hoku Scientific a $45 million stand-by letter of credit, or deposit the $45 million into an escrow account, on or before January 10, 2008. If Solarfun does not provide the $9 million cash deposit on or before December 28, 2007, then Hoku Scientific may immediately terminate the agreement and retain the $1 million cash deposit as liquidated damages. If Solarfun does not deliver the $45 million stand-by letter of credit or deposit the $45 million into an escrow account, then Hoku Scientific may immediately terminate the agreement and retain the $10 million initial cash deposit as liquidated damages.

The term of the Supply Agreement is eight years from the date of the first shipment in 2009. Each party, however, may terminate the Supply Agreement at an earlier date under certain circumstances, including, but not limited to, the bankruptcy, assignment for the benefit of creditors, liquidation or a material breach of the other party. Hoku Scientific's failure to commence shipments of polysilicon by December 31, 2009 would constitute a material breach by Hoku Scientific under the terms of the Supply Agreement, among other circumstances. Solarfun's failure to pay the $10 million initial deposit, or either provide the $45 million stand-by letter of credit or deposit $45 million into an escrow account, would constitute a material breach by Solarfun, among other circumstances. Upon a termination of the Supply Agreement by Solarfun, Hoku Scientific is generally required to refund to Solarfun the entire amount of the $55 million prepayment, or cancel the letters of credit or authorize a return of the escrow funds from the escrow account, as applicable, less any part of the $55 million that has been applied to the purchase price of products delivered under the Supply Agreement. Pursuant to the Supply Agreement, Hoku Scientific has granted to Solarfun a security interest in all of its tangible and intangible assets related to its polysilicon business to serve as collateral for Hoku Scientific's obligation to repay the $55 million deposit if the Supply Agreement is terminated by Solarfun. Upon a termination of the Supply Agreement by Hoku Scientific, Hoku Scientific may generally retain the entire amount of the $55 million prepayment, less any part of the $55 million that has been applied to the purchase price of products delivered under the Supply Agreement, as liquidated damages.

The Supply Agreement will be filed with Hoku Scientific's Quarterly Report on Form 10-Q for the fiscal quarter ending December 31, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 26, 2007

Hoku Scientific, Inc.

By:	/s/ Dustin Shindo
Dustin Shindo
Chairman of the Board of Directors, President and Chief Executive Officer